Exhibit 99
JOINT FILING AGREEMENT
          JOINT FILING AGREEMENT, dated as of the 23rd day of December, 2008, between Wachovia Investors, Inc. and Wachovia Corporation (collectively, the “Joint Filers”).
          WHEREAS, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto desire to satisfy any filing obligation under Section 13(d) of the Exchange Act by a single joint filing;
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Joint Filers hereby agree as follows:
          1. The Amendment No. 4 to Schedule 13D with respect to the Common Stock, par value $0.01 per share, of COMSYS IT Partners, Inc. (to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Joint Filers.
          2. Each of the Joint Filers is eligible to use Schedule 13D for the filing of information therein.
          3. Each of the Joint Filers is responsible for the timely filing of Amendment No. 4 to Schedule 13D and any future amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, provided that each such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.
          4. This Joint Filing Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.
[Signatures on following page.]

     IN WITNESS WHEREOF, each of the undersigned has caused this Joint Filing Agreement to be duly executed and delivered as of the date first above written.

WACHOVIA INVESTORS, INC.

By: Name:	/s/ Courtney R. McCarthy Courtney R. McCarthy
Title:	Vice President

WACHOVIA CORPORATION

By: Name:	/s/ Courtney R. McCarthy Courtney R. McCarthy
Title:	Vice President